EXHIBIT 10.48

August 3, 2015

Dear Jonathan:

Capitalized terms used herein and not otherwise defined will have the meanings assigned to them in the letter agreement between you and the Company dated February 19, 2015 (the “Letter Agreement”).  You and the Company agree that your employment with the Company was permanently separated on August 3, 2015.

I.Payments, Benefits and Obligations upon Separation from Employment

Separation from Employment.  Effective at the close of business on the Separation Date, your employment with the Company shall be deemed to have ended, and you shall be deemed to have separated from any and all positions with the Company and/or with any of its affiliates, subsidiaries and other related entities, including without limitation your seat on the Company’s Board of Directors.

Base Salary.  You have been, or will be, paid your base salary through the Separation Date.

Accrued Unused Paid Time Off.  You will be paid for any accrued, unused paid time off, subject to the Company’s policies pertaining to the same, including without limitation any roll-over limitation policies.

Deductions. The Company shall reduce all payments made to you, including any payments made or benefits provided to you under Section I of this letter, by those deductions and withholdings required or authorized for benefit and tax purposes.

Company Property.  You agree that you have (a) returned to Company all documents, files, manuals, forms, lists, charts, computer programs (including without limitation source code), diskettes, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, whether in electronic or paper or other form, relating in any way to Company’s business and prepared by you or obtained by you from Company, its affiliates, clients or its suppliers during the course of your employment with Company (collectively, the “Materials”) and (b) destroyed all electronic copies of the Materials that are otherwise in your possession and not capable of being returned pursuant to subsection (a), whether stored on your personal computer or other electronic device.  In addition, you agree that you returned all Company property, including, without limitation, all office equipment, keys, identification cards, cell phones, or similar devices, credit cards, PDAs and key cards.

Company Retirement Plan Participation.  If you are participating in a Company Retirement Plan (“Plan”), your contributions will terminate as soon as practicable following the date your termination is processed through the payroll system, and your participation will otherwise terminate as of the Separation Date.  Under the terms of the applicable Plan, you will not be eligible to make any further salary deferrals after the Separation Date.  Your Plan account will be processed for final distribution or deferral, as applicable, beginning after the Separation Date.  The processing will occur in accordance with the terms of the applicable Plan and the option you elected.

Company Equity Plans.  The effect the termination of your employment with Company will have on your rights, if any, with respect to any outstanding options that you may hold in GrubHub Inc. immediately prior to the Separation Date will be as set forth in the terms of the GrubHub Inc. 2013 Omnibus Incentive Plan and in your Stock Option Grant Notices and Stock Option Agreements (collectively, the “Option Agreements”).

Additional Separation Arrangement; Separation and General Release Agreement

The Separation and General Release Agreement (the “Amendment”) set forth in this Section I provides you with the opportunity to receive a benefit to which you are not entitled absent your agreement to the terms herein, and you acknowledge the same.  In particular, the Company will provide the benefits set forth below in exchange for your agreement, among other things as set forth herein, to waive any legal claims that you may have against the Company (and certain related persons and entities) based upon any circumstances related to your employment, or anything else that occurred or occurs through the date that you sign this Agreement. While we do not believe that the Company has violated any of your legal rights, this Amendment is intended to ensure that all matters related to your employment are resolved as amicably as possible.

If you wish to take advantage of this Amendment, you must elect to do so no later than on or before the 21st day after your receipt of this Amendment (the “Review Period”).  You are encouraged to consult with an attorney prior to executing this Amendment, at your own expense.  If you execute this Amendment within the Review Period, you acknowledge that you were given the duration of the Review Period to execute it and that your decision to execute it was knowingly and voluntarily made.  The method for accepting this Amendment is for you to sign and deliver this letter on or before the last day of the Review Period (but not before the Separation Date) to Maggie Drucker.  If you do not sign and return this Amendment by or before the last day of the Review Period, or if you properly revoke your acceptance of this Amendment prior to the end of an additional seven days after executing this Amendment (the “Revocation Period”), you will not receive the Separation Payment.

The terms of this Amendment are the following:

a.Separation Benefits.

oSeparation Payment. In exchange for your agreement to the terms set forth below, the Company will pay you salary continuation (based on your final base salary with the Company of $333,000 per year) commencing on the Separation Date and ending 52 weeks therefrom (the “Separation Period”), as well as a payment of $13,200 representing your annual car payment.  The foregoing payments shall be paid to you consistent with past practice in periodic installments (less all applicable tax withholdings and other deductions) (the “Separation Payment”) in accordance with the Company’s regular semi-monthly payroll schedule.  The first such Separation Payment shall be made on the first payroll date reasonably practicable after the Revocation Period.

oBenefits.  Company-sponsored coverage of you and your eligible dependents under the Company’s benefit plans in which you were enrolled as a participant immediately prior to your Separation Date will cease on the last day of the month in which your Separation Date occurs, except for life insurance, which will terminate on the Separation Date.  Under separate cover, you will receive information regarding your eligibility for continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any analogous state or local statute.  Subject to your valid election to receive continued health coverage pursuant to COBRA or analogous state or local statute, the Company will provide you and your eligible dependents with coverage under its group health plans at the same levels and the same cost to you as would have applied if your employment had not terminated; provided that if the Company cannot provide the foregoing benefit without violating applicable law, then an amount equal to each remaining Company subsidy shall thereafter be paid to you as currently taxable compensation in substantially equal monthly installments.  Company’s contribution shall: (1) be paid directly to COBRA (unless otherwise required); and (2) continue for the Separation Period or throughout the period you maintain coverage, whichever is shorter.

oNotwithstanding anything to the contrary in the Option Agreements, you will be entitled to exercise your vested options for a period of 180 days after the Separation Date.  You will receive separate correspondence from Merrill Lynch regarding these awards.

b.General Release and Waiver by Employee.

(a)In consideration of the promises made by the Company in this Agreement, including without limitation to provide the Separation Payments described above, Employee hereby releases and discharges the Company and/or its past, present and future parents, subsidiaries, affiliates, and related entities, any and all of its or their past, present or future trustees, directors, officers, executives, employees, attorneys, representatives, consultants, insurers (other than Medical Insurance), benefit plans, agents, and/or their respective predecessors, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, and contingencies whatsoever, including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted, against the Company and/or any or all of the other Company Releasees, which Employee or Employee’s representatives, heirs, administrators, executors, estate, successors, assigns, and attorneys ever had, now has or have, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, thing, act, omission, statement, conduct or event whatsoever, including without limitation any and all claims, actions, suits, liabilities, debts, controversies arising out of your offer letter with the Company, up to the date on which Employee signs this Amendment (individually and collectively, “Claims”).  This includes, without limiting the generality of the foregoing, (i) any and all Claims in connection with or arising from Employee’s employment by the Company or any of the Company Releasees, the terms and conditions of such employment and/or the termination, resignation, separation or end of such employment; (ii) any and all Claims for compensation, salary, bonus or similar benefit, severance pay, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit; (iii) any Claims under any federal, state, or local law (statutory or decisional), regulation, or ordinance (all as enacted or amended), including without limitation any Claims under the Family Medical Leave Act of 1993, as amended, the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Genetic Information Non-Discrimination Act, and any other federal, state or local anti-discrimination laws or related statutes (including, but not limited to, the New York Wage and Hour Law, the New York State Human Rights Law, the New York City Administrative Code, or any other federal, state or local law (statutory or decisional), regulation or ordinance prohibiting employment discrimination, harassment or retaliation, as well as any Claims for retaliation under any such laws; (iv) any Claims regarding leaves of absence, including without limitation under the Family Medical Leave

Act of 1993, as amended; (v) any Claims arising under the National Labor Relations Act; (vi) any whistleblower or retaliation Claims; (vii) any Claims under the Immigration Reform and Control Act; (viii) any and all Claims under or arising out of any agreement, employment agreement, policy, plan, understanding, promise or contract (whether express or implied, actual or alleged, written or oral, signed or unsigned, draft or final); (ix) any and all Claims under the Employee Retirement Income Security Act of 1974 (ERISA) (excluding claims for accrued, vested benefits under any employee benefit pension plan which is governed by ERISA, subject to the terms and conditions of such plan and applicable law); (x) any and all Claims (whether based on federal, state or local law, statutory or decisional) for breach of contract (express or implied, written or oral, signed or unsigned, draft or final), quasi-contract, detrimental reliance, unjust enrichment, fraud, promissory and/or equitable estoppel, wrongful and/or constructive discharge, any tort, and/or for emotional distress, or compensatory or punitive damages; and (xi) any and all Claims for attorneys’ fees, costs, disbursements and the like.  The parties intend this Amendment to be a general release of any and all Claims to the fullest extent permissible by law, except it shall not constitute a waiver or release as to any of the obligations of the Company under this Agreement.

(b)Older Worker Benefit Protection Act Disclosure; Representations, Warranties and Signature.  You recognize that as part of your agreement to release any and all Claims against the Company Releasees, you are releasing Claims for age discrimination under the Age Discrimination in Employment Act, although you have never asserted such Claims.  Accordingly, you have a right to reflect upon this Amendment for a period of up to twenty-one (21) days before executing it, and you have an additional period of seven (7) days after executing this Amendment to revoke it under the terms of the Older Worker Benefit Protection Act.  If you elect to revoke this Amendment, you must provide written notice of such revocation to the Company (c/o Maggie Drucker), by no later than the end of the last day of the Revocation Period.  If the last day of the Review Period and/or the Revocation Period falls on a Saturday, Sunday or holiday, then the last day of the Review Period and/or the Revocation Period (as applicable) shall be deemed to be the next business day after such Saturday, Sunday or holiday.  Unless properly revoked during the Revocation Period, this Amendment shall become effective immediately on the day after the last day of the Revocation Period.  By your signature below, you represent and warrant: (i) that you hereby are advised in writing, and that you have been so advised, to consult with an attorney of your own choosing; (ii) that you have been given a reasonable amount of time to consider this Amendment of not less than twenty-one (21) days; (iii) that you fully understand the significance of the terms and conditions of this Amendment and you have discussed them with your independent legal counsel, or have had a reasonable opportunity to have done so; (iv) that you agree to all the terms and conditions of this Amendment without any coercion; (v) that you are signing this Amendment voluntarily and of your own free will, with the full understanding of its legal consequences, and with the intent to be bound hereby; and (vi) that if you sign this Amendment during the Review Period prior to the twenty-first (21st) day thereof, you are voluntarily and knowingly waiving your twenty-one (21) day period to review and consider this Amendment.

(c)You acknowledge that the consideration offered herein is (i) in full and final discharge of any and all liabilities and obligations of Company or Company Releasees to you; (ii) exceeds any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, procedure or plan of Company or any Company Releasees; and (iii) constitutes good and valuable consideration for your promises, releases and covenants in this Amendment.

c.Indemnification for Claims Filed by You. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against Company or any of the Company Releasees regarding any of the Claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice.  Notwithstanding any other language in this Amendment, the parties understand that this Amendment does not prohibit you from filing an administrative charge with (or recovering any appropriate relief from) the Equal Employment Opportunity Commission or similar administrative agency.  You, however, waive any right to monetary or other recovery should any federal, state or local administrative agency pursue claims on your behalf arising out of or relating to your employment with the Company or separation of your employment with the Company.

d.References. You agree that you shall direct all third party inquiries regarding your employment at the Company, including but not limited to all inquiries from prospective employers, to the Company’s People Team, which shall, consistent with Company policy, advise such inquiring parties of the following information: your dates of employment with the Company, positions held during your employment with the Company and, if requested by the party making the inquiry, your final base salary with the Company.

e.Confidential Information. You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”).  Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities.  You agree that you shall not use or disclose any Confidential Information at any time without the prior written consent of the Company.  Any prior agreements you may have signed with the Company relating to confidentiality will remain in full force and effect.  Notwithstanding any other language in this Amendment, the parties understand that this Amendment does not prohibit you from filing an administrative charge with (or recovering any appropriate relief from) the Equal Employment Opportunity Commission or similar administrative agency.

f.Post-Employment Statutory and Contractual Obligations.

(a)You reaffirm and agree to abide by all confidentiality, nondisclosure, noncompetition, nonsolicitation, noninterference and other post-employment obligations to which you are subject under the common law; any applicable statutory law; and any contract or agreement between yourself and the Company (or any successor or predecessor), all of which are incorporated by reference herein, as well as all of the terms and conditions of Exhibits A and B of the Letter Agreement.

(b)You agree that your signature below will also bind you to the terms and conditions of the agreements set forth as Exhibits A and B to the Letter Agreement, namely The Confidentiality and Non-Disclosure Agreement and The Intellectual Property and Proprietary Information Agreement.

(c)  You agree that during the Tail Period (as defined below), you shall not engage in or become associated with any business that is competitive with Company and/or its affiliates (a “Competitive Business”).  You shall be deemed to be “engaged in or associated with a Competitive Business” if you become an owner, employee, officer, director, independent contractor, agent, partner, advisor, or render personal services in any other capacity, with or for any individual, partnership, corporation or other organization (collectively, an “Enterprise”) that is engaged in a Competitive Business; provided, however, that you shall not be prohibited from owning less than 1% of the stock in any publicly traded Enterprise engaging in a Competitive Business. You also agree that for 2 years, you will not directly or indirectly (i) attempt to hire or offer employment of any kind to any regular employee of Company or its affiliates or any individual who was an employee within a six month period prior to your attempt to hire such individual; or (ii) solicit or induce any employee of Company or its affiliates to terminate, alter or lessen that person’s affiliation with Company or its affiliates; or (iii) induce or encourage any customer, client, supplier or other business relation of Company to cease or reduce doing business with Company or in any way interfere with the relationship between any such customer, client, supplier of other business relation of Company.  “Tail Period” shall mean 2 years from the Separation Date.  If at any time, the provisions of this paragraph shall be determined to be invalid or unenforceable, this paragraph shall be considered to be divisible and shall become and be immediately amended to include only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by a court of competent jurisdiction; and you agree that this paragraph as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.  You agree that the remedies at law for any breach or threat of breach by you of this paragraph will be inadequate, and that in addition to any other remedy which Company may be entitled to at law or in equity, Company will be entitled to seek an injunction to prevent breaches hereof and will be entitled to immediate repayment of the Separation Payment.

g.Notices, Acknowledgments and Other Terms.

(a)If this Amendment is not signed by you and returned to Maggie Drucker by the end of the Review Period, this Amendment (as set forth in Section I of this letter) will not be valid and the promises and obligations set forth in Section I hereof (including provisions of the Separation Payment referred to in Paragraph 1 of Section I above) shall be null and void.

(b)By signing this Amendment, you acknowledge that you (i) have read and understand the terms of this Amendment; (ii) have had ample opportunity to consider this Amendment before signing it; (iii) may consult with legal counsel of your choosing before signing this Amendment; and (iv) are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Amendment.

(c)This Amendment, including any documents referenced herein, constitutes the entire agreement between you and the Company with regard to the subject matter hereof.  Except as set forth herein, all previous agreements, arrangements, discussions, negotiations or promises (written or oral) between the Company and you with respect to the subject matter of this Amendment are superseded, null, and void.  Where not superseded hereby, to the extent of any inconsistency between the terms of the Amendment and the terms of any other agreement between the parties, the terms of the Amendment will control.  Notwithstanding the foregoing or anything to the contrary in this Amendment, you agree that nothing in this Amendment will have the effect of limiting any of the terms of the Letter Agreement, all of which you expressly reaffirm.  This Amendment may be modified only by a written agreement signed by you and an authorized representative of Company.

(d) This Amendment does not constitute and will not be used as evidence of an admission by any party and is not intended and shall not be construed as an admission that Company or any other Company Releasee has violated any law, rule or regulation, breached any contract or committed any wrong whatsoever against you.

(e)If any portion or provision of this Amendment shall to any extent be declared unlawful or unenforceable, the remainder of this Amendment shall be enforced to the fullest extent possible as if such provision or portion of a provision was not included.

(f)This Amendment will be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles.

(g)You understand and agree that, in the event there is any dispute or claim arising out of or relating to your release of claims, including, without limitation, a dispute about the validity, enforceability or coverage of the release or the assertion of a claim covered by the release, all such disputes or claims will be resolved exclusively through a final and binding arbitration on an individual basis and not in any form of class, collective, or representative proceeding (“Class Action Waiver”).  This binding arbitration provision is governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) and not intended to cover claims that cannot by law be required to be arbitrated, nor does it prevent the filing of a complaint with a governmental administrative agency.  The American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (“AAA Employment Rules”) will govern any arbitration proceeding initiated under this Amendment.  You understand and agree that no other rules and procedures (including AAA’s Supplementary Rules for Class Arbitrations) are to be applied to any such proceeding.  The AAA Employment Rules, which include an explanation of the process for commencing an arbitration and other rules governing an arbitration, may be found at the AAA’s web site: www.adr.org. Company agrees to pay the AAA administrative fees, as well as the Arbitrator’s fees and expenses.  You understand and agree that you are responsible to pay your own legal fees and expenses associated with any arbitration proceeding, subject to the Arbitrator’s authority to award attorney fees, costs or other remedies in accordance with applicable law.  A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief. Notwithstanding any other clause contained in this Amendment or the AAA Employment Rules, any claim that all or part of the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. Any action arising out of this Amendment which requires a deicision from a court of competent jurisdiction shall be brought in the federal or state courts of New York County, and you consent to the exclusive jurisdiction of such courts for these purposes.

(h)For purposes of this paragraph, a “Part” shall be construed to include any paragraph as well as any portion of any paragraph in this Amendment. You agree that if any Part of this Amendment is found to be overbroad or unenforceable, the court making this determination shall have the authority to narrow that Part to make it enforceable. In addition, each Part of this Amendment is independent of and severable from the others. In the event that a Part of this Amendment is found to be illegal or unenforceable and is not modifiable, the affected Part shall be stricken from the Amendment and the rest will remain enforceable.

(i)As required by law, the Company will issue the appropriate IRS Form(s) W-2 at the appropriate time.  The Company makes no representations or warranties regarding any tax issues for any payment provided for in this Agreement, and Employee acknowledges that he has not relied upon any advice from the Company concerning tax liability, if any, for the amounts to be paid in this Agreement.  Employee also acknowledges that he is responsible for any and all tax liability or consequences which may be assessed arising from the payment and characterization of these proceeds.

(j)It is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly.  If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(ii).  Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations.  In the event the period of Separation Payments ends in the taxable year following Employee’s Separation Date, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code

(k)Except as set forth in this Agreement, it is expressly agreed and understood by the parties that the Company does not have, and will not have, any obligation to provide Employee at any time in the future with any bonus or other payments, benefits, or consideration other than those set forth herein and other than those to which Employee may be entitled under the Company’s benefit plans, including 401(k) and pension plans, if applicable.

(l)Employee agrees and acknowledges that this Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty allegedly owed by the Company to Employee.  The Company specifically disclaims any liability to Employee on any basis.  The execution of this Agreement by the Company is a voluntary act to provide an amicable conclusion to its employment relationship with Employee.

Sincerely yours,

GrubHub Holdings Inc.

By:_/s/ Matthew Maloney________________

     Name: Matt Maloney

     Title:   Chief Executive Officer

Intending to be legally bound and with a full understanding of the terms, conditions and legal effect hereof, and having consulted with an attorney of my choosing, I, Jonathan Zabusky, have knowingly and voluntarily signed this Amendment as of the date set forth below.

Signature:__/s/ Jonathan Zabusky____________

Print Name: _Jonathan Zabusky_________________

Date:_August 3, 2015_______________________